EXHIBIT 99.1

For Immediate Release

Investor Contact: Dave Staples, CFO	Media Contact: Jeanne Norcross
(616) 878-8319	(616) 878-2830

Spartan Stores Reports First-Quarter Financial Results
First-Quarter Sales Up 15.3%

GRAND RAPIDS, MICHIGAN--July 25, 2001 --Spartan Stores, Inc., (Nasdaq: SPTN) today reported financial results for its fiscal 2002 first quarter, which ended June 23, 2001.

Sales for fiscal 2002's 12-week first quarter increased 15.3 percent to $832.5 million from $722.1 million for fiscal 2001's 12-week first quarter. The sales increase was due principally to the additional sales from the acquisition of Food Town and Prevo's Family Markets and same-store sales growth. For the retail grocery segment, same-store sales rose 1.1 percent for the quarter. Quarterly net earnings from continuing operations increased 52.6 percent to $5.6 million from $3.7 million in the corresponding period of fiscal 2001. On a per-share basis, earnings increased to $0.29 from $0.28 reported in the first quarter of last year. Last year's weighted average shares outstanding and related per share equivalents have been adjusted to reflect a 33.6 percent stock dividend issued to Spartan Stores' shareholders in conjunction with the Food Town acquisition. Fiscal 2001's first-quarter income statement has been adjusted to reflect the insurance segment classification as discontinued operations.

"We are very pleased to report our sixth consecutive quarter of year-over-year earnings improvement," said Spartan's Chairman, President, and Chief Executive Officer, James B. Meyer. "Our long-term business strategy remains on track. As expected, the same-store sales performance we reported last year migrated more toward the industry average. Store performance results were solid in our markets except in Ohio where conditions have become more competitive. Our experience indicates that these competitive market pressures are often temporary. However, we expect the competitive pressure in that particular market to persist over the near term. As a retail operator, we understand these challenges and are adjusting our marketing and merchandising strategies accordingly."

Gross margin for the fiscal 2002 first quarter increased to 17.3 percent from 12.7 percent a year ago, largely because of a higher portion of retail sales. Selling, general and administrative expenses, including depreciation and amortization expense, rose to 15.5 percent of sales from 11.1 percent last year. This increase was due to the higher costs associated with operating retail stores. Operating margin improved in the first quarter to 1.8 percent from 1.6 percent in the prior-year period. The margin improvement was due primarily to the improved mix of retail sales. EBITDA advanced 40.5 percent to $25.8 million from $18.3 million in fiscal 2001. Pretax income increased 55.3 percent to $8.8 million from $5.7 million a year ago.

At June 23, 2001, total assets had increased to $815.4 million from $806.9 million at March 31, 2001, and shareholders' equity increased to $222.4 million from $218.4 million. The total debt-to-capital ratio decreased to 60.6 percent from 61.2 percent at the end of fiscal 2001.

"We are extremely pleased to have launched our grocery distribution marketing program during the quarter," stated Mr. Meyer. "We began the program in June with a high customer participation rate and it is generating enthusiasm among our independent grocery store operators. The program represents an important step in our efforts to further improve the distribution operation and we expect it to produce tangible benefits for our business and our independent grocery store operators. Although it is premature to predict its near-term financial benefits, the program will strengthen our customer relationships and take us a step closer to functioning as a self-distributing chain. Our previously announced store décor program and new point-of-sale system installation are also underway and should begin contributing to our financial results by the end of fiscal 2002. We are continuing to make progress on all facets of our business plan and are actively responding to the competitive dynamics in our Ohio market. Based on our current business outlook, we expect comparable-store sales for fiscal 2002 to be within one percent either way of last year's, with expected earnings per share unchanged at $1.46 to $1.52," said Mr. Meyer.

A telephone conference call to discuss the company's first-quarter financial results is scheduled for 10:00 a.m. Eastern time on Thursday, July 26, 2001. A live webcast of this conference call will be available on the company's website, www.spartanstores.com. Simply click on "Investor Information" and follow the links to the live webcast. The webcast will remain available for replay on the company's website for approximately ten days.

Based in Grand Rapids, Michigan, Spartan Stores, Inc. (Nasdaq:SPTN) owns and operates 102 supermarkets and 25 deep-discount drug stores in Michigan and Ohio, including: Ashcraft's Markets, Family Fare Supermarkets, Food Town Supermarkets, Glen's Markets, Great Day Food Centers, Prevo's Family Markets and The Pharm. The company also distributes more than 40,000 private-label and national brand products to more than 350 independent grocery stores and serves as a wholesale distributor to 6,600 convenience stores.

This press release contains forward-looking statements that involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to, competitive pressures among food retail and distribution companies, changes in the interest rate environment and general economic and market conditions, unanticipated difficulties assimilating and integrating acquisitions, unanticipated difficulties in retail operations, labor shortages or stoppages, and other factors described in the Spartan Stores' Annual Report on Form 10-K and other filings with the SEC. Spartan Stores disclaims any intention or obligation to update or revise any forward-looking statements.

SPARTAN STORES, INC., AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)

	First Quarter Ended (Unaudited)
	(12 weeks)	(12 weeks)
	June 23, 2001	June 17, 2000

Net sales	$832,508	$722,143
Cost of goods sold	688,568	630,796
Gross margin	143,940	91,347

Operating expenses:
Selling, general and administrative	118,188	73,012
Depreciation and amortization	10,639	7,042
Total operating expenses	128,827	80,054

Operating income	15,113	11,293

Non-operating expense (income):
Interest expense	6,712	6,659
Interest income	(412)	(1,050)
Other gains	(18)	(5)
Total non-operating expense, net	6,282	5,604
Earnings before income taxes & discontinued operations	8,831	5,689

Income taxes	3,230	2,018

Net earnings from continuing operations	5,601	3,671
Net earnings from discontinued operations	2	74
Net earnings	$5,603	$3,745

Earnings per share
Basic
Earnings from continuing operations	$0.29	$0.28
Net earnings	$0.29	$0.28
Diluted
Earnings from continuing operations	$0.29	$0.28
Net earnings	$0.29	$0.28
Weighted average shares outstanding:
Basic	19,283	13,304
Diluted	19,471	13,311

SPARTAN STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 23, 2001	March 31, 2001
ASSETS	(Unaudited)
Current assets
Cash and cash equivalents	$24,499	$27,834
Marketable securities	14,473	21,978
Accounts receivable, net	96,509	86,607
Inventories	190,242	179,589
Other current assets	13,235	12,986
Total current assets	338,958	328,994

Other assets
Goodwill, net	157,828	155,737
Other, net	36,110	36,139
Total other assets	193,938	191,876

Property and equipment, net	282,473	285,988
Total assets	$815,369	$806,858
LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable	$123,129	$121,406
Accrued payroll and benefits	28,497	36,458
Insurance reserves	22,194	21,301
Other accrued expenses	42,109	31,730
Current maturities of long-term debt	34,911	38,478
Total current liabilities	250,840	249,373

Deferred taxes on income	12,240	13,840
Other long-term liabilities	22,762	18,600
Long-term debt	307,099	306,632

Shareholders' equity
Common stock, voting, no par value; 50,000 shares authorized; 19,316 and 19,262 shares outstanding	110,570	109,868
Preferred stock, non-voting, no par value; 10,000 shares authorized; no shares issued or outstanding	----	----
Accumulated other comprehensive income	(2,290)	----
Retained earnings	114,148	108,545
Total shareholders' equity	222,428	218,413
Total liabilities and shareholders' equity	$815,369	$806,858